Exhibit 23.1

KPMG LLP
Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Century Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-118208, 333-58196, and 333-29987) on Form S-8 of Century Bancorp, Inc. of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Century Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Century Bancorp, Inc.

Boston, Massachusetts

March 13, 2012

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.